广东基炻富仁律师事务所

To:

CL WORKSHOP GROUP LIMITED

Avenida da Amizade no. 1287

Chong Fok Centro Comercial, 13 E

Macau S.A.R.

17/7/2026

Dear Sir or Madam,

Re: Consent to the filing of certain PRC Law matters of CL Workshop Group Limited (the "Company")

We, JISHIFUREN LAW FIRM refer to the Registration Statement on Form F-3 (the "**Registration Statement**") which is filed with the Securities and Exchange Commission (the "**SEC**") under the Securities Act of 1933, as amended, on the date hereof, covering an offering of up to US$200,000,000 of the American depositary shares, each representing eight Class A ordinary shares of par value US$0.001 each, debt securities, warrants, rights, and units, or any combination thereof.

We, being the counsel of PRC Law to the Company in connection with the Registration Statement, hereby give our consent, and confirm that we have not withdrawn our consent, to the issue of the Registration Statement, with the inclusion therein our name and opinions, and the references to our name and opinions in the form and context in which they respectively appear in the Registration Statement and in the prospectus forming a part thereof.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

广东基炻富仁律师事务所

Yours faithfully,

GuangdongJishiFurenLawFirm